Exhibit 99.1

Annexon Appoints Renowned Retinal Surgeon and Biotechnology Entrepreneur Mark S. Blumenkranz, M.D., M.M.S. to its

Board of Directors

Over Four Decades of Clinical, Scientific and Corporate Leadership Advancing Innovation in Retinal Disease

BRISBANE, Calif., August 10, 2026 – Annexon, Inc. (Nasdaq: ANNX), a biopharmaceutical company advancing the next generation platform of targeted immunotherapies for multiple neuroinflammatory diseases that impact nearly 10 million people worldwide, today announced the appointment of Mark S. Blumenkranz, M.D., M.M.S., to its board of directors. Dr. Blumenkranz, a renowned retinal surgeon and biotechnology entrepreneur, brings more than four decades of clinical, scientific and corporate leadership experience advancing innovative therapies for retinal disease. The Company also announced that Muneer Satter will step down from the board after more than 11 years of distinguished service and steadfast support as a director and investor.

“We are delighted to welcome Mark to our board of directors as Annexon enters its next phase of growth, advancing two late-stage clinical programs with potential to help millions of patients worldwide,” said Douglas Love, president and chief executive officer of Annexon. “Mark’s unique combination of retinal expertise, biotechnology leadership, and experience building successful companies will provide tremendous strategic value as we advance vonaprument in geographic atrophy and prepare for commercialization.

Mr. Love continued, “We are also deeply grateful to Muneer for his many years of service, strategic guidance and unwavering support since joining our Board in 2015. As a trusted advisor and investor with strong conviction in our platform, Muneer played an instrumental role in the company’s evolution from a preclinical stage organization into a public biotechnology company clinically advancing a robust late-stage pipeline for neuroinflammatory diseases. We thank Muneer for his many contributions and wish him continued success in his future endeavors.”

Dr. Blumenkranz added, “Annexon’s C1q-targeted platform approach is uniquely positioned to help patients across a range of neuroinflammatory diseases and importantly, represents a differentiated path forward for patients with geographic atrophy, a disease that has lacked a truly vision-sparing treatment option. I look forward to working with the board and the management team as vonaprument advances toward pivotal Phase 3 data and potential registration.”

Mark S. Blumenkranz, M.D., M.M.S., is the H.J. Smead Professor Emeritus of Ophthalmology at Stanford University School of Medicine and Co-Director of Stanford’s Ophthalmic Innovation Program. An internationally recognized retinal specialist, surgeon, entrepreneur and innovator, Dr. Blumenkranz previously served as Chair of Stanford’s Department of Ophthalmology and founding Director of the Byers Eye Institute at Stanford. Throughout his distinguished career, he has helped pioneer advances in retinal surgery, drug delivery, ophthalmic imaging and gene therapy, while authoring more than 175 peer-reviewed publications and holding numerous patents. He has co-founded and led numerous ophthalmic and life sciences companies through development, commercialization and successful acquisition, including Adverum Biotechnologies, where he served as co-founder and chairman of the board; Optimedica Corporation, which was acquired by Abbott Medical Optics; Oculeve, which was acquired by Allergan; and Kedalion Therapeutics, where he served as founding chairman and chief executive officer until its acquisition by Novartis. He was also a founder and director of Verana Health. Dr. Blumenkranz currently serves as Managing Director of Lagunita Biosciences and sits on the boards of several ophthalmic and life sciences companies. He received his undergraduate degree, master’s degree in biochemical pharmacology, and M.D. from Brown University, completed his ophthalmology residency at Stanford University, and a fellowship in vitreoretinal diseases at the Bascom Palmer Eye Institute.

About Annexon

Annexon Biosciences (Nasdaq: ANNX) is advancing the next generation platform of targeted immunotherapies for nearly 10 million people worldwide living with serious neuroinflammatory diseases. Our founding scientific approach focuses on C1q, the initiating molecule of a potent inflammatory pathway that when misdirected can lead to tissue damage and loss of function in a host of diseases. Our targeted therapies are designed to stop classical complement-driven neuroinflammation at its source to provide meaningful functional benefit and alter the course of disease. Annexon’s mission is to deliver game-changing therapies to patients so that they can live their best lives. To learn more visit annexonbio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,”

“would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. All statements other than statements of historical facts contained in this press release are forward-looking statements. These forward-looking statements include, but are not limited to, statements about: the company’s ability to advance vonaprument in geographic atrophy and prepare for commercialization, if approved; the benefit of the company’s C1q-targeted platform and its ability to help patients across a range of neuroinflammatory diseases; and continuing advancement of the company’s portfolio. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the company’s history of net operating losses; the company’s ability to obtain necessary capital to fund its clinical programs; the early stages of clinical development of the company’s product candidates; the effects of public health crises on the company’s clinical programs and business operations; the company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; any undesirable side effects or other properties of the company’s product candidates; the company’s reliance on third-party suppliers and manufacturers; the outcomes of any future collaboration agreements; and the company’s ability to adequately maintain intellectual property rights for its product candidates. These and other risks are described in greater detail under the section titled “Risk Factors” contained in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the company’s other filings with the SEC. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, the company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com

Media Contact:

Beth Keshishian

917-912-7195

beth@bethkeshishian.com